Index supplement to underlying supplement no. 8 - I dated April 22, 2026 and the prospectus and prospectus supplement, each dated April 17, 2026 Registration Statement Nos. 333 - 293684 and 333 - 293684 - 01 Dated August 21, 2026 Rule 424(b)(3) J.P. Morgan Kronos US Equity (JPUSKRSP) Index August 2026

IMPORTANT INFORMATION The information contained in this document is for discussion purposes only . Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved . All information herein is subject to change without notice, however, J . P . Morgan undertakes no duty to update this information . In the event of any inconsistency between the information presented herein and any offering document, the offering document shall govern . USE OF HYPOTHETICAL BACKTESTED RETURNS Any backtested historical performance and weighting information included herein is hypothetical . The constituent may not have traded in the manner shown in the hypothetical backtest of the Index included herein, and no representation is being made that the Index will achieve similar performance . There are frequently significant differences between hypothetical backtested performance and actual subsequent performance . The results obtained from backtesting information should not be considered indicative of the actual results that might be obtained from an investment in notes referencing the Index . J . P . Morgan provides no assurance or guarantee that notes linked to the Index will operate or would have operated in the past in a manner consistent with these materials . The hypothetical historical levels presented herein have not been verified by an independent third party, and such hypothetical historical levels have inherent limitations . Alternative simulations, techniques, modeling or assumptions might produce significantly different results and prove to be more appropriate . Actual results will vary, perhaps materially, from the hypothetical backtested returns and allocations presented in this document . HISTORICAL AND BACKTESTED PERFORMANCE AND ALLOCATIONS ARE NOT INDICATIVE OF FUTURE RESULTS . Investment suitability must be determined individually for each investor, and investments linked to the Index may not be suitable for all investors . This material is not a product of J . P . Morgan Research Departments . Copyright © 2026 JPMorgan Chase & Co . All rights reserved . For additional regulatory disclosures, please consult : www . jpmorgan . com/disclosures . Information contained on this website is not incorporated by reference in, and should not be considered part of, this document . 1

Executive summary J.P. Morgan Kronos US Equity (JPUSKRSP) Index  The J.P. Morgan Kronos US Equity (JPUSKRSP) Index (“the Index”) attempts to provide a dynamic exposure to the S&P 500 ® Price Index (“the S&P 500”) based on the following principles:  The Index does not reflect the reinvestment of dividends and is subject to a daily deduction of 0.35% per annum Note: Past performance is no guarantee of future performance. There can be no assurance that any strong performance, momentum, or mean - reversion will be observed regularly or at all in the future on the monthly cycle indicated by the Index Strong historical performance around the turn of the month Historical price momentum ahead of index options’ expiry Historical mean reversion at month - end 2

J.P. Morgan Kronos US Equity (JPUSKRSP) Index would have outperformed over a 70Y+ horizon Hypothetical backtested and actual performance Maximum drawdown Annualized volatility Annualized return Index - 56.78% 16.00% 7.99% S&P 500 ® Price Index - 62.02% 18.96% 10.69% J.P. Morgan Kronos US Equity (JPUSKRSP) Index HYPOTHETICAL BACKTESTED AND ACTUAL PERFORMANCE (JUL 1954 – JUL 2026) Source: J.P. Morgan. Historical performance measures for the Index represent hypothetical backtested performance using the actual performance of the S&P 500 ® Price Return Index from June 21, 1954 through June 11, 2021 and the actual performance of the Index thereafter. PAST PERFORMANCE AND BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RESULTS . Please see “Use of hypothetical backtested returns” at the front of this document for further information related to backtesting including a discussion of certain limitation of backtesting and simulated returns. 1,000,000 100,000 10,000 1,000 100 10 1954 1957 1960 1963 1966 1969 1972 1975 1978 1981 1984 1987 1990 1993 1996 1999 2002 2005 2008 2011 2014 2017 2020 2023 2026 HYPOTHETICAL BACKTESTED AND ACTUAL PERFORMANCE STATISTICS (JUL 1954 – JUL 2026) J.P. Morgan Kronos US Equity (JPUSKRSP) Index S&P 500® Price Index 3

J.P. Morgan Kronos family 4 Chronology J.P. Morgan launches J.P. Morgan Kronos+ Index in U.S. structured investments market Jun 2013 J.P. Morgan launches initial J.P. Morgan Kronos U.S. Equity Aggregate Index (Series 1) (USD) Sep 2015 J.P. Morgan launches the J.P. Morgan Kronos U.S. Equity Aggregate Index (Series 2) (USD), adding turn - of - month effect Nov 2019 J.P. Morgan launches fund in Japan linked to the J . P . Morgan Kronos JPY Index (Series 1) Dec 2020 J.P. MORGAN KRONOS FAMILY TIMELINE June 2021 J.P. Morgan launches J.P. Morgan Kronos US Equity (JPUSKRSP) Index and J.P. Morgan Kronos ℠ US Equity (JPUSKRSE) Excess Return Index

The turn - of - month effect Index design principles  Historically, the S&P 500’s performance has been better the first few and last few days of the month than for the rest. Some have attributed this to:  month - end portfolio adjustments by institutions  distributions from pensions and other retirement accounts that are immediately reinvested  monthly investments by retail mutual fund investors through Systematic Investment Plans  However, other factors may be responsible for this effect — there can be no assurance that any factor will persist or cause this effect in the future. HISTORICAL RETURN STATISTICS BY DAY - OF - MONTH FOR THE S&P 500 ® PRICE INDEX (JUL 1954 – DEC 2025) 5 Last 2 trading days of the month Middle of the month First 4 trading days of the month 16.75% 5.56% 18.73% Annualized return 54% 53% 55% % of daily returns that are positive Source: J.P. Morgan. Historical performance measures for the Index represent hypothetical backtested performance using the actual performance of the S&P 500 ® Price Return Index and any dividends on its underlying components from December 21, 1987 through December 31, 2025. PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS .

Momentum into monthly options expiry

S&P 500® INDEX COMPOUND AVERAGE RETURN ON DAYS NEAR MONTHLY OPTIONS EXPIRY DATES (JUL 1983 – DEC 2025)



Average daily returns for months in which the momentum signal was positive
Average daily returns for months in which the momentum signal was negative
0.15%
0.10%
0.05%
0.00%
-0.05%
-0.10%
-0.15%
-0.20%
-0.25%
0.07%
-0.16%
0.08%
-0.11%
0.02%
-0.08%
-0.08%
-0.15%
2 days before
1 days before
Options expiry
1 day after

- Historically, the S&P 500's return has exhibited momentum in the third week of the month (prior to the scheduled monthly options expiry): this week's return is on average approximately 11% of the return in the prior three weeks[1]
- Since this effect is only visible in the data since 1983, when the CBOE first listed S&P 500® index options, some have theorized this could be due to systematic call overwriting
- However, other factors may be responsible for this effect—there can be no assurance that any factor will persist or cause this effect in the future.

Source: J.P. Morgan. "Average daily returns for months in which the momentum signal was positive" are compound average daily returns of the S&P 500® Price Index on the specified days in months in which the S&P 500® Price Index return during the period from the trading day following the prior options expiry to the 4th trading day prior to the options expiry (the "relevant period") is positive; "Average daily returns for months in which the momentum signal was negative" are compound average daily returns of the S&P 500® Price Index on the specified days in months in which the S&P 500® Price Index return during the period from the trading day following the prior options expiry to the 4th trading day prior to the options expiry (the "relevant period") is negative.

[1] Specifically, the least-squares regression from July 1983 to July 2021 of the trailing 4-trading day return as of the Monday following the third (3rd) Friday of the month (or if such Monday is a holiday, the prior trading day) against the return from the Monday following the third (3rd) Friday of the prior month to the trading day that is 5 trading days before the Monday following the third (3rd) Friday, has a slope of 11% and an intercept of 0%. Hypothetical or simulated performance results have certain inherent limitations. No representation is made that profits or losses similar to those which may be shown herein will be achieved.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS. It is not possible to invest directly in an Index.

J.P.Morgan
6

Mean reversion into month - end Index design principles  Historically, the S&P 500’s return has exhibited mean reversion in the last week of the month: this week’s return is on average approximately - 12% of the return in the prior weeks 2  Some theories speculate this might be due to month - end rebalancing flows from institutional investors targeting fixed portfolio weights  However, other factors may be responsible for this effect — there can be no assurance that any factor will persist or cause this effect in the future. 2 Specifically, the least - squares regression from July 1954 to December 2020 of the trailing 6 - trading day return as of month - end against the return from the prior month - end to the trading day that is 6 trading days before month - end, has a slope of - 12% and an intercept of 0%. S&P 500 closing price is lower S&P 500 closing price is higher 50% long S&P 500 150% leveraged long S&P 500 S&P 500 closing price on the prior month - end 7

Index construction J.P. Morgan Kronos US Equity (JPUSKRSP) Index Month - end  Six trading days before the last trading day of the month, if the prior day’s S&P 500 level is:  Above its closing price on the prior month - end, then the Index allocates 50% long exposure to the S&P 500 until close of the day 2 days prior to month - end, then provides 100% (unleveraged) exposure to the S&P 500 (due to overlap with the turn - of - month)  Below its closing price on the prior month - end, the Index provides a 150% leveraged long exposure to the S&P 500  At month - end, the Index rebalances into (or maintains) its 150% leveraged start - of - month allocation Turn - of - month  For the first 4 trading days of each month, the Index provides a 150% leveraged long exposure to the S&P 500 Options expiry  Three trading days before the 3 rd Friday of the month (the customary monthly S&P 500 index options expiry), if the prior day’s S&P 500 level is:  Above its last closing price after the prior expiry, then the Index provides a 150% leveraged long exposure to the S&P 500 through the close of the first trading day following the 3 rd Friday of the month  Below its last closing price after the prior expiry, then the Index allocates to 50% long exposure to the S&P 500  The Index reverts this allocation at the close of the first trading day following such 3 rd Friday Rest of the month  Otherwise, the Index provides 100% (unleveraged) exposure to the S&P 500 8  The Index is subject to a daily deduction of 0.35% per annum, even when the Index provides 50% exposure to the S&P 500. The notional financing cost is deducted only when 150% long exposure is provided

Example Month – Index Construction 12/31 1/2 1/3 1/4 1/7 1/8 1/9 1/10 1/11 1/14 1/15 1/16 1/17 1/18 1/22 1/23 1/24 1/25 1/28 1/29 1/30 HISTORICAL BACKTESTED EXPOSURE (DEC 2018 – JAN 2019) J.P. Morgan Kronos US Equity (JPUSKRSP®) Index exposure S&P 500® Price Index J.P. Morgan Kronos US Equity (JPUSKRSP®) Index Mean reversion: SPX price above previous month’s close, 50% market exposure Momentum: SPX price above previous month’s option expiry, 150% market exposure Turn - of - month: 150% exposure 100% Market Exposure 150% Market Exposure 50% Market Exposure Source: J.P. Morgan. Historical performance measures for the Index represent hypothetical backtested performance using the actual performance of the S&P 500 ® Price Return Index from June 21, 1954 through Jun 11, 2021 and the actual performance of the Index thereafter. PAST PERFORMANCE AND BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RESULTS . Please see “Use of hypothetical backtested returns” at the front of this document for further information related to backtesting including a discussion of certain limitation of backtesting and simulated returns. 9

Its outperformance has been most pronounced in the past 20 years

Hypothetical backtested and actual performance

HYPOTHETICAL BACKTESTED AND ACTUAL PERFORMANCE (JUL 2001 – JUL 2026)



Live
J.P. Morgan Kronos US Equity (JPUSKRSP) Index
S&P 500® Price Index
S&P 500® Total Return Index
10,000
1,000
100
10
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
2026

HYPOTHETICAL BACKTESTED AND ACTUAL PERFORMANCE STATISTICS (JUL 2001 – JUL 2026)

Index	1Y ann.	3Y ann.	5Y ann.	10Y ann.	All Hist. ann.
S&P 500® Price Index Return	18.15%	17.72%	11.24%	13.15%	7.48%
Volatility	12.87%	15.03%	16.99%	18.11%	19.08%
S&P 500® Total Return Index Return	19.56%	19.31%	12.84%	15.06%	9.51%
Volatility	12.87%	15.02%	16.99%	18.11%	19.08%
J.P. Morgan Kronos US Equity (JPUSKRSP) Index Return	16.09%	13.75%	7.61%	16.35%	12.21%
Volatility	15.57%	18.15%	20.12%	21.24%	22.51%

Source: J.P. Morgan. Historical performance measures for the Index represent hypothetical backtested performance using the actual performance of the S&P 500® Price Return Index from June 21, 1954 through June 11, 2021 and actual index performance thereafter. Volatility is defined as the annualized standard deviation of daily logarithmic returns over the time period above. **PAST PERFORMANCE AND BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RESULTS**. Please see “Use of hypothetical backtested returns” at the front of this document for further information related to backtesting including a discussion of certain limitation of backtesting and simulated returns.

J.P.Morgan

10

Its outperformance has been most reliable in the past 10 years

Hypothetical backtested and actual performance

RELATIVE BACKTESTED PERFORMANCE BY HOLDING PERIOD (JUL 1954 – DEC 2025)

	… since inception	… in past 50Y	… in past 30Y	… in past 20Y	… in past 10Y	… in past 5Y
1Y holding periods ending…						
Number of periods	17738	12606	7551	5035	2519	1260
Average S&P 500 return	8.88%	10.16%	9.93%	9.85%	12.49%	15.44%
Average JPUSKRSP Index backtested return	12.09%	14.02%	14.90%	15.15%	17.37%	16.13%
% of periods in which JPUSKRSP Index outperformed	65.10%	66.29%	75.88%	73.58%	70.11%	40.32%
Average outperformance	7.23%	8.18%	8.39%	9.04%	9.58%	10.80%
Average underperformance	-4.30%	-4.64%	-5.83%	-5.14%	-6.13%	-6.14%
3Y holding periods ending…						
Number of periods	17234	12606	7551	5035	2519	1260
Average S&P 500 return	26.99%	31.26%	32.13%	29.47%	36.99%	42.26%
Average JPUSKRSP Index return	39.36%	45.70%	49.97%	51.56%	58.15%	63.81%
% of periods in which JPUSKRSP Index outperformed	63.67%	64.89%	76.78%	83.73%	75.86%	53.89%
Average outperformance	24.07%	27.18%	26.05%	28.22%	31.74%	50.76%
Average underperformance	-8.14%	-9.08%	-9.32%	-9.45%	-12.08%	-12.59%
5Y holding periods ending…						
Number of periods	16729	12605	7550	5034	2518	1259
Average S&P 500 return	49.17%	55.64%	58.36%	50.67%	72.81%	81.92%
Average JPUSKRSP Index return	74.79%	85.86%	93.25%	98.70%	125.64%	146.84%
% of periods in which JPUSKRSP Index outperformed	66.79%	70.38%	84.16%	96.19%	92.37%	84.75%
Average outperformance	43.78%	48.22%	44.28%	50.51%	58.38%	79.19%
Average underperformance	-10.91%	-12.54%	-14.99%	-14.36%	-14.36%	-14.36%

Source: J.P. Morgan. Historical performance measures for the Index represent hypothetical backtested performance using the actual performance of the S&P 500® Price Return Index from June 21, 1954 through June 11, 2021 and actual index performance thereafter. **PAST PERFORMANCE AND BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RESULTS**. Please see "Use of hypothetical backtested returns" at the front of this document for further information related to backtesting including a discussion of certain limitation of backtesting and simulated returns.

J.P.Morgan

11

Its outperformance has been most reliable in the past 10 years

Hypothetical backtested and actual performance

RELATIVE BACKTESTED PERFORMANCE BY HOLDING PERIOD (JAN 1988 – DEC 2025)

	… in past 30Y	… in past 20Y	… in past 10Y	… in past 5Y
1Y holding periods ending…				
Number of periods	7550	5034	2518	1259
Average S&P 500 Total Return Index return	11.99%	12.00%	14.50%	17.22%
Average JPUSKRSP Index backtested return	14.90%	15.15%	17.37%	16.14%
% of periods in which JPUSKRSP Index outperformed	66.24%	62.97%	57.63%	34.23%
Average outperformance	7.32%	8.09%	9.22%	10.56%
Average underperformance	-5.74%	-5.24%	-5.77%	-7.14%
3Y holding periods ending…				
Number of periods	7551	5035	2519	1260
Average S&P 500 Total Return Index return	39.92%	37.26%	44.77%	49.45%
Average JPUSKRSP Index return	49.98%	51.57%	58.16%	63.83%
% of periods in which JPUSKRSP Index outperformed	64.39%	70.80%	62.68%	48.41%
Average outperformance	22.68%	24.29%	29.24%	48.31%
Average underperformance	-12.77%	-9.91%	-13.23%	-17.46%
5Y holding periods ending…				
Number of periods	7551	5035	2519	1260
Average S&P 500 Total Return Index return	74.74%	66.17%	90.02%	98.27%
Average JPUSKRSP Index return	93.24%	98.69%	125.61%	146.76%
% of periods in which JPUSKRSP Index outperformed	74.33%	90.13%	88.45%	84.52%
Average outperformance	35.02%	37.50%	42.95%	62.77%
Average underperformance	-29.31%	-12.92%	-20.76%	-29.43%

Source: J.P. Morgan. Historical performance measures for the Index represent hypothetical backtested performance using the actual performance of the S&P 500® Price Return Index from June 21, 1954 through June 11, 2021 and actual index performance thereafter. **PAST PERFORMANCE AND BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RESULTS**. Please see “Use of hypothetical backtested returns” at the front of this document for further information related to backtesting including a discussion of certain limitation of backtesting and simulated returns.

J.P.Morgan

12

The Index would have delivered positive performance in 3 out of the last 5 S&P 500 down years

Hypothetical backtested and actual performance

ANNUAL BACKTESTED INDEX PERFORMANCE COMPARISON (1958 – 2025)

Year	S&P 500® Price Index	S&P 500® Total Return Index	J.P. Morgan Kronos US Equity (JPUSKRSP) Index	Year	S&P 500® Price Index	S&P 500® Total Return Index	J.P. Morgan Kronos US Equity (JPUSKRSP) Index	Year	S&P 500® Price Index	S&P 500® Total Return Index	J.P. Morgan Kronos US Equity (JPUSKRSP) Index
1959	8.48%		15.51%	1981	-9.73%		-14.21%	2003	26.38%	28.68%	28.50%
1960	-2.97%		-3.59%	1982	14.76%		15.53%	2004	8.99%	10.88%	16.89%
1961	23.13%		33.04%	1983	17.27%		25.05%	2005	3.00%	4.91%	9.95%
1962	-11.81%		-12.06%	1984	1.40%		4.08%	2006	13.62%	15.79%	16.71%
1963	18.89%		22.05%	1985	26.33%		30.14%	2007	3.53%	5.49%	10.25%
1964	12.97%		15.55%	1986	14.62%		14.55%	2008	-38.49%	-37.00%	-46.34%
1965	9.06%		7.82%	1987	2.03%		35.55%	2009	23.45%	26.46%	36.86%
1966	-13.09%		-15.82%	1988	12.40%		31.03%	2010	12.78%	15.06%	28.48%
1967	20.09%		22.49%	1989	27.25%	31.69%	25.87%	2011	0.00%	2.11%	10.34%
1968	7.66%		5.91%	1990	-6.56%	-3.10%	-3.83%	2012	13.40%	16.00%	18.74%
1969	-11.36%		-15.46%	1991	26.31%	30.47%	17.17%	2013	29.60%	32.39%	43.53%
1970	0.10%		-4.47%	1992	4.46%	7.62%	0.50%	2014	11.39%	13.69%	7.25%
1971	10.79%		15.35%	1993	7.06%	10.08%	5.14%	2015	-0.73%	1.38%	3.93%
1972	15.63%		16.02%	1994	-1.54%	1.32%	-8.43%	2016	9.54%	11.96%	10.69%
1973	-17.37%		-15.12%	1995	34.11%	37.58%	36.93%	2017	19.42%	21.83%	23.59%
1974	-29.72%		-37.24%	1996	20.26%	22.96%	25.53%	2018	-6.24%	-4.38%	3.42%
1975	31.55%		25.40%	1997	31.01%	33.36%	36.29%	2019	28.88%	31.49%	32.25%
1976	19.15%		19.21%	1998	26.67%	28.58%	13.16%	2020	16.26%	18.40%	53.87%
1977	-11.50%		-9.44%	1999	19.53%	21.04%	19.15%	2021	26.89%	28.71%	34.66%
1978	1.06%		-1.30%	2000	-10.14%	-9.10%	-5.60%	2022	-19.44%	-18.11%	-28.46%
1979	12.31%		12.81%	2001	-13.04%	-11.89%	-0.10%	2023	24.23%	26.29%	28.43%
1980	25.77%		27.75%	2002	-23.37%	-22.10%	-12.19%	2024	23.31%	25.02%	17.12%
								2025	16.39%	17.88%	9.45%

Source: J.P. Morgan. Historical performance measures for the Index represent hypothetical backtested performance using the actual performance of the S&P 500® Price Return Index from June 21, 1954 through December 31, 2025. S&P 500® Total Return Index annual returns only provided from 1989, as the index was launched on Sep 11, 1989 with backtesting back to Jan 4, 1988.
PAST PERFORMANCE AND BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RESULTS. Please see “Use of hypothetical backtested returns” at the front of this document for further information related to backtesting including a discussion of certain limitation of backtesting and simulated return

J.P.Morgan
13

The Index would have generated strong returns on an absolute basis

Hypothetical backtested and actual performance

HYPOTHETICAL BACKTESTED AND ACTUAL MONTHLY AND ANNUAL RETURNS (JAN 2000 – JUL 2026)

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year
2000	-9.46%	1.49%	14.99%	-3.23%	-5.51%	4.10%	-0.87%	7.57%	-5.13%	-1.12%	-7.78%	1.76%	**-5.60%**
2001	1.84%	-9.79%	-3.14%	8.94%	5.28%	-0.64%	-0.78%	-8.71%	-6.40%	3.07%	11.30%	1.30%	**-0.10%**
2002	0.33%	-2.78%	6.75%	-7.56%	-0.98%	-7.77%	2.72%	3.27%	-11.79%	9.57%	6.87%	-8.85%	**-12.19%**
2003	-4.78%	-1.46%	1.01%	10.16%	3.15%	1.41%	1.92%	1.33%	0.38%	6.43%	0.91%	5.67%	**28.50%**
2004	3.83%	0.52%	0.86%	-1.97%	2.73%	1.81%	-3.61%	-1.05%	1.54%	3.26%	4.75%	3.37%	**16.89%**
2005	-1.69%	1.69%	-1.49%	-0.27%	4.14%	1.20%	3.36%	-0.98%	1.79%	-3.18%	4.99%	0.29%	**9.95%**
2006	2.36%	-1.09%	1.19%	1.84%	-1.67%	-0.03%	0.69%	2.20%	1.59%	4.20%	2.50%	1.91%	**16.71%**
2007	1.05%	-1.06%	0.34%	5.07%	5.02%	-4.11%	0.07%	1.01%	2.48%	1.73%	-1.71%	0.28%	**10.25%**
2008	-4.05%	-5.98%	-4.61%	3.75%	3.03%	-8.76%	-4.45%	1.43%	-11.94%	-18.24%	-5.57%	-2.96%	**-46.34%**
2009	-4.95%	-13.27%	7.63%	10.45%	8.66%	-1.26%	7.61%	5.39%	4.33%	1.37%	6.25%	2.13%	**36.86%**
2010	-1.16%	1.82%	7.05%	2.75%	-7.90%	-5.69%	8.94%	-5.71%	11.23%	5.06%	2.55%	8.55%	**28.48%**
2011	2.07%	5.00%	0.06%	4.10%	-1.86%	-2.52%	0.16%	-4.37%	-6.74%	9.73%	4.37%	0.98%	**10.34%**
2012	6.03%	5.51%	2.28%	0.39%	-7.00%	3.07%	-0.83%	2.70%	4.40%	-0.62%	1.27%	0.79%	**18.74%**
2013	6.55%	2.44%	4.29%	2.20%	3.38%	1.23%	6.56%	-2.13%	3.89%	5.34%	3.25%	0.05%	**43.53%**
2014	-5.24%	3.89%	1.21%	-0.60%	2.24%	3.00%	-0.67%	2.26%	-1.31%	3.10%	2.74%	-3.16%	**7.25%**
2015	-5.54%	7.01%	-1.53%	0.76%	1.66%	-2.52%	1.77%	-1.86%	-4.85%	9.71%	1.20%	-0.88%	**3.93%**
2016	-4.42%	-2.00%	9.17%	-0.46%	2.19%	0.80%	3.82%	-0.12%	-0.30%	-2.76%	2.70%	2.24%	**10.69%**
2017	1.88%	4.25%	0.68%	0.68%	1.44%	0.95%	2.06%	1.46%	1.77%	2.62%	2.60%	1.02%	**23.59%**
2018	7.70%	-7.23%	-1.58%	1.40%	3.48%	2.36%	4.06%	2.89%	0.54%	-6.85%	5.21%	-7.20%	**3.42%**
2019	9.15%	3.92%	3.15%	4.15%	-8.68%	9.82%	1.49%	-3.45%	2.57%	0.88%	3.99%	2.63%	**32.25%**
2020	1.26%	-5.12%	0.70%	12.59%	3.68%	4.66%	6.75%	7.51%	-2.56%	-1.35%	13.25%	4.21%	**53.87%**
2021	0.80%	3.77%	2.54%	6.25%	1.69%	1.71%	1.23%	3.28%	-4.86%	9.18%	0.85%	4.31%	**34.66%**
2022	-6.76%	-1.55%	-1.19%	-12.37%	4.55%	-8.61%	10.54%	-4.84%	-10.90%	8.99%	3.18%	-10.62%	**-28.46%**
2023	6.56%	-2.62%	6.06%	2.04%	-2.22%	7.99%	2.41%	-1.86%	-6.20%	-1.13%	11.42%	4.29%	**28.43%**
2024	0.94%	5.47%	3.06%	-4.65%	7.22%	3.83%	1.93%	-2.19%	0.03%	-1.12%	5.90%	-3.71%	**17.12%**
2025	1.85%	-1.01%	-9.31%	-1.37%	6.74%	3.57%	2.70%	1.04%	4.68%	0.85%	0.02%	0.19%	**9.45%**
2026	0.13%	-1.76%	-4.97%	12.19%	5.60%	-1.56%	-0.39%						**8.60%**

Source: J.P. Morgan. Historical performance measures for the Index represent hypothetical backtested performance using the actual performance of the S&P 500® Price Return Index from June 21, 1954 through June 11, 2021 and actual index performance thereafter. **PAST PERFORMANCE AND BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RESULTS**. Please see “Use of hypothetical backtested returns” at the front of this document for further information related to backtesting including a discussion of certain limitation of backtesting and simulated returns.

J.P.Morgan

14

Selected risks associated with the Index 15 Our affiliate, J.P. Morgan Securities plc (“JPMS plc”), is the sponsor and calculation agent of the Index and may adjust the Index in a way that affects its level — Policies and judgments for which JPMS plc is responsible could have an impact, positive or negative, on the level of the Index and the value of your investment. JPMS plc may have interests adverse to your interests as an investor in notes linked to the Index, and JPMS plc is under no obligation to consider your interests. The level of the Index will include the deduction of a fee of 0.35% per annum and, in some circumstances, a notional financing cost based on the Effective Federal Funds Rate — This index fee and, when the exposure to the S&P 500 Index (the “Constituent”) is leveraged, the notional financing cost will be deducted daily. As a result of the deduction of this index fee and, when applicable, the notional financing cost, the level of the Index will trail the value of a hypothetical identically constituted synthetic portfolio from which no such fee or cost is deducted, assuming that the rates underlying the notional financing cost remain positive. JPMorgan Chase & Co. is currently one of the companies that make up the Constituent — JPMC will not, however, have any obligation to consider your interests in taking any corporate action that might affect the level of the Constituent. There are risks associated with the Index’s turn - of - month strategy — No assurance can be given that the turn - of - the - month strategy will be successful or that it will outperform any alternative strategy. There are risks associated with the Index’s option expiry momentum strategy — No assurance can be given that the options expiry momentum strategy will be successful or that it will outperform any alternative strategy. There are risks associated with the Index’s mean reversion strategy — No assurance can be given that the month - end mean reversion strategy will be successful or that it will outperform any alternative strategy. The Index’s strategies are applied during only a portion of each month — Each of the Index’s strategies is implemented over only a limited number of days in a calendar month as described above. Outside of these limited number of days, the Index will track 100% of the performance of the Constituent (subject to the deduction of the index fee) and will not benefit from the application of any strategy. The Index may underperform the Constituent due to the limited application of the strategies along with the deduction of the index fee and, when applicable, the notional financing cost.

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